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                                                                    EXHIBIT 10.1

                AMENDED AND RESTATED INCENTIVE COMPENSATION PLAN

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, PURSUANT TO REGISTRATION STATEMENT ON FORM S-8 AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 28, 2001.

I.       BASIC PLAN

FLORIDA BANKS. INC./FLORIDA BANK, N.A. (the "BANK") recognizes the need to implement a performance based incentive program (the "PLAN) with awards based on overall BANK and individual performance goals. The purpose of the PLAN is to maximize accomplishment of the BANK'S objectives by providing additional monetary incentives to select key officers responsible for directing activities that have a significant and direct bearing on the success of the Bank. In this way, the PLAN is intended to share the risk and success of the BANK with its key officers.

         In reviewing the Plan for 2001, senior management determined that including Common Stock awards as a method of incentive payout under the PLAN would provide a long-term incentive that was consistent with the interest of the shareholders. In January 2001 the Board of Directors approved the amendment of the PLAN to include Common Stock awards and recommended that the PLAN be presented to the shareholders for approval at the 2001 Annual Meeting.

II.      GENERAL DESCRIPTION

Awards are based on performance achievement as measured by critical BANK growth plans, income goals, and operating ratios. For each year, pre-selected ratios and measures will include factors pertinent to organizational goals and objectives. As the PLAN continues to develop, additional measures may include:

-        Growth in loans and deposits
-        Asset Quality
-        Net Overhead Costs
-        Net Interest Margins
-        Decreasing Interest Expense
-        Increasing Non-Interest Income
-        Decreasing Non-Interest Expense
-        Improving Earning Asset To Total Asset Ratio
-        Reduction In Non-Performing Loans

Incentive awards are measured and paid on an annual basis. Payments may be made in cash or Common Stock of the BANK. No amendment to the PLAN shall be effective without the


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approval of the Board of Directors or the Compensation Committee of the Board,
or the Shareholders, if such approval is required by law.

III.     PLAN DESIGN SPECIFICATIONS

A.       PARTICIPANTS

All full-time senior BANK officers are eligible to participate in the PLAN. In addition, the Chief Executive Officer may also designate other officers and employees to participate in the Plan.

B.       PERFORMANCE EXPECTATIONS

For all eligible officers, individualized Performance Levels or Expectations are developed based on a specific goal or set of goals assigned to the officer and will be in writing. These Performance Levels are expressed as a percentage of the individual goal. For example, the Targeted Performance for the year would be the budgeted production and the Threshold or minimum level of performance might be 95% of the established annual production goal. In this example, a loan officer must produce 95% of the annual goal to participate in an incentive. These various Performance Expectations are further defined as follows:

         1. Threshold performance: That minimum expected level of performance, which is required for each goal in order to participate in the incentive payout.

         2. Targeted Performance: That level of performance chosen by management as the targeted (budgeted) level of performance based upon historical data, and management's "best judgment" as to expected performance.

         3. Maximum Expected Performance: That level of performance which based upon historical performance and management judgment would be exceptional or significantly beyond the expected.

Performance goals are determined by using the Bank's budgeted growth, peer data and management's judgment of what reasonable levels could be achieved based on previous experience.

C.       PERFORMANCE AND PAYOUT LEVELS

For each Performance Level there is a corresponding Incentive Payout level, which is expressed as a percentage of the officer's base salary for the period measured. A matrix is developed for each officer/position that defines the production goals and the corresponding level of incentive payout.

IV.      PROGRAM ADMINISTRATION

Overall supervision of the incentive program is the responsibility of the Senior Vice President and Human Resources Officer. Specific responsibilities of the Board, CEO, and Plan Administrator are outlined below.


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A.       RESPONSIBILITIES OF THE BOARD OF DIRECTORS:

The Board of Directors, or the Compensation Committee of the Board, has the responsibility to approve, amend, or terminate the PLAN as necessary, and to approve or amend the recommendations of the CEO under the PLAN. The actions of the Board shall be final and binding on all parties. The termination, amendment, or modification of the PLAN shall in no way affect a participant's rights to unpaid incentive compensation awards, provided however, that these rights shall be limited to those earned, due and payable prior to termination.

The Board of Directors, or the Compensation Committee of the Board, has the responsibility to assure the PLAN is in compliance with the provisions law, including Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation paid to certain highly compensated employees of publicly-held companies.

The Compensation Committee will establish the Performance Levels in writing for all "covered employees" as defined in Section 162(m) of the Internal Revenue Code. While the degree of the achievement of a Performance Level will determine the maximum Bonus potentially payable to each Participant, the Compensation Committee will have the discretion to determine whether all or any portion of a Participant's Bonus will be paid and the specific amount and type (cash or Common Stock), if any, of an incentive to be paid to each Participant. In addition, the Compensation Committee may at any time establish additional terms and conditions with respect to the payment of incentives (including, but not limited to, the achievement of other financial, strategic or individual goals, which may be objective or subjective), as it may deem desirable in carrying out the purposes of the PLAN. The Compensation Committee will not have the discretion to increase the maximum amount of incentive to be paid to any Participant or award an incentive payment if the applicable Performance Level has not been met.

B.       RESPONSIBILITIES OF PRESIDENT/CEO:

The President/Chief Executive Officer of the Bank has the responsibility for the overall management of the program directly including the following specific responsibilities:

Identification of officers and/or positions selected for participation in the PLAN.

Recommend overall Bank-wide performance goals and the estimated budget for incentive payments.

Present all other appropriate recommendations to the Board of Directors or Compensation Committee for their approval. Such recommendations may include changes in the PLAN provisions, which occur during the life of the PLAN.

Deciding if an extraordinary occurrence totally outside of management's influence, be it a windfall or a shortfall, has occurred during the current PLAN year, and whether the figures should be adjusted to delete the effects of such events.

Other policy related issues which the Board considers appropriate.


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C.       RESPONSIBILITIES OF THE PLAN ADMINISTRATOR

The PLAN Administrator will be the Senior Human Resources Officer, who will be responsible for calculating and reporting the performance during the course of the year. The PLAN Administrator or his/her designee will carry out all necessary reporting to outside auditors for inclusion in annual reporting.

V.       PARTIAL PAYMENTS: TERMINATION OF EMPLOYMENT -- NEW HIRES:

In the event of termination of employment prior to year end, other than by death, disability or retirement, any unpaid incentive compensation awards will be forfeited. If the termination is a result of retirement or disability, the employee shall be considered to have earned any unpaid incentive on a prorated basis.

VI.      RELATIONSHIP TO PERFORMANCE MANAGEMENT SYSTEM

The Incentive PLAN is designed to identify specific goals and reward the officer with incentives based on the achievement of these goals. Management also recognizes the need to measure an officer's overall performance. For this reason, management has designed the Performance Management System to accomplish short and long-term objectives of the BANK. An officer's overall performance rating is considered when reviewing merit salary increases and overall performance. At a minimum, a participant in the PLAN must receive an overall performance rating of "good" before any incentive under the PLAN will be granted.

VII.     COMMON STOCK INCENTIVE PAYMENTS

At the discretion of the BANK, incentive payments may be made in shares of the BANK's Common Stock. Upon attainment of the required goals, the officer would be awarded shares in the BANK based on a pre-established vesting schedule, currently a three-year period beginning one year after grant date. The number of shares issued would be based on the amount of the incentive divided by the market value of the shares on the date of the award.

The vesting of the awards results in the recognition of taxable income, and the recipient would need to use cash to satisfy his or her tax liability. The employees cannot defer taxation with respect to the awards. Rather, they are taxed at ordinary income rates on the value of the shares on the date the award vests. However, the award recipient may be able to accelerate taxation of the award, and shift taxation of future appreciation to capital gain rates, by making an election under Code Section 83 (b). Participants in the plan are encouraged to consult with their own tax professional regarding the tax consequences of their participation in the PLAN.

Shares issued under the plan would be issued from authorized and un-issued shares or from shares purchased in the open market and held as treasury shares.

The Company has reserved 300,000 shares of Common Stock for issuance pursuant to the Plan.


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VIII.    CERTAIN DEFINITIONS

As used in the PLAN, the following terms will have the meanings given below:

"Change  of control" is defined as follows:

         (i) any transaction, whether by merger, consolidation, asset sale, tender offer, reverse Common Stock split, or otherwise, which results in the acquisition or beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity or any group of persons or entities acting in concert, of 50% or more of the outstanding shares of Common Stock of the Company;

         (ii) the sale of all or substantially all of the assets of the Company; or

         (iii) the liquidation of the Company.

"Disability" is defined as follows: Permanent and total disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

"Retirement" is defined as follows: The voluntary termination of an officer or employee's employment with the BANK upon reaching the required age to receive retirement benefit payments under Social Security.

IX.      LEGAL PROVISIONS

RECAPITALIZATION -- If any outstanding compensation award is payable in shares of the BANK's common stock and the outstanding shares of common stock in the BANK are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the BANK by reason of any recapitalization, reclassification, reorganization, Common Stock split, reverse Common Stock split, combination of shares, exchange of shares, or Common Stock dividend, an appropriate and proportionate adjustment shall be made in the number and kind of shares of common stock outstanding under such compensation award.

GOVERNING LAW -- This PLAN shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida.

DISCLAIMER OF RIGHTS -- No provision in the PLAN shall be construed to confer upon any individual the right to remain in the employ of or service with the BANK or to interfere in any way with the right and authority of the BANK either to increase or decrease the compensation of any individual at any time, or to terminate any employment or other relationship between any individual and the BANK.

X.       CONCLUSION

Management and the Board recognize that the success of any organization is largely dependent on the level of teamwork. An essential part of building this team is a compensation system that


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rewards key employees for their contribution. It is management's belief that the
Incentive Compensation Plan as outlined above will accomplish this goal.


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